EQT Reports Fourth Quarter and Full Year 2022
Results and Provides 2023 Guidance

PITTSBURGH, February 15, 2023 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the fourth quarter and full year 2022 as well as financial and operational guidance for 2023.

Fourth Quarter and Recent Highlights:
•Repurchased 5.9 million shares of common stock for $200 million subsequent to the end of fourth quarter 2022 at an average price of $33.86 per share; repurchased 20.4 million shares of common stock for $622 million since the inception of the repurchase program at an average price of $30.48 per share
•Retired $283 million of senior note principal during and subsequent to the end of fourth quarter 2022; retired over $1.1 billion of debt principal since the beginning of 2022
•Awarded Gold Standard rating by United Nations' Oil & Gas Methane Partnership 2.0
•Completed $28 million pneumatic device replacement program one year ahead of schedule, eliminating approximately 9,000 natural gas-powered pneumatic devices and reducing methane emissions by 70 percent compared to 2021
•Announced Appalachian Methane Initiative (AMI) collaboration to further enhance methane monitoring throughout the Appalachian Basin

Full Year 2022 Highlights:
•Generated approximately $3.5 billion of net cash provided by operating activities, nearly $2 billion of free cash flow,(1) and returned almost $1.7 billion to shareholders via base dividend, share repurchases and debt retirement
•Total proved reserves of 25.0 Tcfe, up slightly year-over-year, and total discounted after-tax future net cash flows of $40 billion, an increase of $23 billion compared to 2021
•Announced agreement to acquire Tug Hill and XcL Midstream, which is anticipated to lower corporate free cash flow breakeven(2) gas price by approximately $0.15 per MMBtu
•Entered into hedge positions for 2023 and 2024 covering 62% of production with weighted-average floors of $3.37 per MMBtu and 10% with weighted-average floors of $4.20 per MMBtu, respectively
•Doubled '22–'23 share repurchase authorization to $2.0 billion and raised year-end 2023 debt retirement target from $2.5 billion to $4.0 billion(3)
•Added to S&P 500 Index, joining the top companies across all sectors of the U.S. economy
•Achieved investment grade ratings from S&P and Fitch and upgraded to positive outlook at Moody's
•Announced Appalachian Regional Clean Hydrogen Hub (ARCH2) collaboration with the State of West Virginia and leading energy & technology companies

President and CEO Toby Z. Rice stated, “EQT achieved an impressive suite of milestones in 2022 across all aspects of our business. We generated significant free cash flow, materially improved our balance sheet and returned meaningful capital to shareholders via our base dividend and share repurchases. Our 2022 reserve report underscores the consistency and repeatability of our large-scale combo development approach and highlights the tremendous value potential at EQT with an after-tax PV-10(1) of $40 billion. We also completed our pneumatic device replacement program a full year ahead of schedule and at a cost of approximately $6 per metric ton of CO2e abated, which materially de-risks our path to net zero by 2025.”

Rice continued, “Our 2022 achievements represent yet another positive step of the journey we’ve been on since taking over the helm of EQT in 2019. Over this period, our team continued to improve asset productivity, strengthened our balance sheet, evolved our hedging strategy and added to our successful M&A track record, creating a durable, free cash flow focused business model that will thrive in all natural gas price scenarios. These efforts will inevitably show through in 2023 and beyond and position EQT to create differentiated, through-cycle value for all our stakeholders.”

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)Defined as the average Henry Hub price needed to generate positive free cash flow through 2027 under a maintenance production plan; assumes ($0.50) average differential and excludes cash taxes.
(3)Based on debt principal retired between January 1, 2022 and December 31, 2023.

Fourth Quarter 2022 Financial and Operational Performance

	Three Months Ended December 31,
($ millions, except average realized price and EPS)	2022	2021	Change

Total sales volume (Bcfe)	459	527	(68)
Average realized price ($/Mcfe)	$2.87	$2.68	$0.19
Net income attributable to EQT	$1,712	$1,805	$(93)
Adjusted net income attributable to EQT (a)	$167	$155	$12
Net income	$1,714	$1,806	$(92)
Adjusted EBITDA (a)	$679	$766	$(87)
Diluted earnings per share (EPS)	$4.28	$4.33	$(0.05)
Adjusted EPS (a)	$0.42	$0.37	$0.05
Net cash provided by operating activities	$1,064	$1,171	$(107)
Adjusted operating cash flow (a)	$622	$741	$(119)
Capital expenditures, excluding noncontrolling interests	$396	$319	$77
Free cash flow (a)	$226	$422	$(196)

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Full Year 2022 Financial and Operational Performance

	Years Ended December 31,
($ millions, except average realized price and EPS)	2022	2021	Change

Total sales volume (Bcfe)	1,940	1,858	82
Average realized price ($/Mcfe)	$3.17	$2.50	$0.67
Net income (loss) attributable to EQT	$1,771	$(1,143)	$2,914
Adjusted net income attributable to EQT (a)	$1,262	$300	$962
Net income (loss)	$1,781	$(1,142)	$2,923
Adjusted EBITDA (a)	$3,523	$2,332	$1,191
Diluted EPS	$4.38	$(3.54)	$7.92
Adjusted EPS (a)	$3.11	$0.83	$2.28
Net cash provided by operating activities	$3,466	$1,662	$1,804
Adjusted operating cash flow (a)	$3,366	$2,029	$1,337
Capital expenditures, excluding noncontrolling interests	$1,427	$1,094	$333
Free cash flow (a)	$1,939	$935	$1,004

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended December 31,		Years Ended December 31,
Per Unit ($/Mcfe)	2022	2021	2022	2021

Gathering	$0.70	$0.65	$0.68	$0.66
Transmission	0.33	0.27	0.31	0.28
Processing	0.10	0.10	0.10	0.10
Lease operating expense (LOE)	0.07	0.08	0.08	0.07
Production taxes	0.07	0.06	0.07	0.05
Exploration	—	—	—	0.01
SG&A	0.12	0.10	0.13	0.11
Total per unit operating costs	$1.39	$1.26	$1.37	$1.28

Production depletion	$0.85	$0.89	$0.85	$0.89

Gathering expense increased on a per Mcfe basis for 2022 compared to 2021 due primarily to higher gathering rates on certain variable rate contracts calculated based on the price of natural gas and decreased utilization of lower overrun rates due to the natural decline of producing wells and fewer wells turned-in-line (TIL), partly offset by the lower gathering rate structure on the assets acquired in the Company's acquisition of Alta Resources in 2021 (the Alta Acquisition).

Transmission expense increased on a per Mcfe basis for 2022 compared to 2021 due primarily to higher rates on and lower credits received from the Texas Eastern Transmission Pipeline, additional capacity acquired in the Alta Acquisition and additional capacity acquired on the Rockies Express Pipeline in September 2021.

Production taxes increased on a per Mcfe basis for 2022 compared to 2021 due to increased West Virginia severance taxes, which resulted primarily from higher prices, and increased Pennsylvania impact fees, which resulted from additional wells spud in 2022, including those acquired in the Alta Acquisition, higher prices and inflation.

SG&A expense increased on a per Mcfe basis for 2022 compared to 2021 due primarily to higher long-term incentive compensation costs, which resulted primarily from changes in the fair value of awards due to the increase in the price per share of the Company's common stock, as well as increased labor costs driven by an increase in the number of the Company's total permanent employees.

Liquidity
As of December 31, 2022, the Company had no credit facility borrowings and $25 million of letters of credit outstanding under its $2.5 billion credit facility. Total liquidity as of December 31, 2022 was approximately $4.0 billion.

As of December 31, 2022, total debt and net debt(1) were $5.7 billion and $4.2 billion, respectively, compared to $5.6 billion and $5.5 billion, respectively, as of December 31, 2021.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Pending Tug Hill and XcL Midstream Acquisition
The Company previously announced its agreement to acquire Tug Hill’s upstream assets and XcL Midstream’s gathering and processing assets (the Acquisition) for consideration of approximately $2.6 billion in cash and 55.0 million shares of EQT common stock, as adjusted pursuant to customary closing purchase price adjustments.

The Tug Hill assets are anticipated to add approximately 90,000 core net acres, offsetting the Company's existing core leasehold in West Virginia, approximately 800 MMcfe/d of production and 11 years of inventory. The XcL Midstream assets are anticipated to add 95 miles of owned and operated midstream gathering systems that connect to every major long-haul interstate pipeline in southwest Appalachia. The liquids yields and integrated cost structure from the Acquisition are anticipated to improve the durability of the Company's free cash flow generation and are expected to drive down average pro forma free cash flow breakeven by approximately $0.15 per MMBtu through 2027.

The closing of the pending Acquisition remains subject to regulatory approvals, including the termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Proved Reserves
The Company reported 2022 total proved reserves of 25.0 Tcfe, an increase of 41 Bcfe, or 0.2%, compared to 2021 due to extensions, discoveries and other additions, partly offset by production and revisions to previous estimates. Proved undeveloped reserves decreased by 254 Bcfe, or 3.3%, compared to 2021, driven by changes to the Company's development schedule which shifted proved undeveloped reserves outside of the Securities and Exchange Commission (SEC) five-year development window. The Company anticipates these proved undeveloped reserves will be added back in future years when they re-enter the development plan.

The following table presents the Company's proved reserves by play.

	Years Ended December 31,
	2022	2021

	(Bcfe)
Proved developed reserves
Marcellus	16,718	16,334
Ohio Utica	708	787
Other	88	98
Total	17,514	17,219

Proved undeveloped reserves
Marcellus	7,468	7,733
Ohio Utica	17	10
Other	4	—
Total	7,489	7,743
Total proved reserves	25,003	24,962

The following table presents the Company's reserves, standardized measure of discounted future net cash flow (the Standardized Measure) and PV-10 as compared to five-year strip pricing sensitivity.

	Year Ended December 31, 2022
	Proved Developed	Proved Undeveloped	Total

	(Millions)
SEC pricing (a):
Reserves (Bcfe)	17,514	7,489	25,003
Standardized Measure	$28,666	$11,399	$40,065
PV-10 (b)	$36,523	$14,989	$51,512

Five-year strip pricing sensitivity (c):
Reserves (Bcfe)	17,482	7,489	24,971
Standardized Measure	$16,697	$5,928	$22,625
PV-10 (b)	$21,301	$7,868	$29,169

(a)Reserves as of December 31, 2022 are based on a natural gas price (NYMEX) of $6.357 per MMBtu. Pricing was determined in accordance with the SEC requirement to use the unweighted arithmetic average of the first-day-of-the-month price for the preceding twelve months without giving effect to derivative transactions. The average adjusted product prices including regional adjustments, weighted by production over the remaining lives of the properties were $76.83 per barrel of oil, $38.66 per barrel of NGLs and $5.543 per Mcf of gas.

(b)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

(c)The prices used in the calculation of the five-year strip pricing sensitivity reflects five-year strip pricing as of December 30, 2022 and held constant thereafter using (i) the NYMEX five-year strip adjusted for regional differentials using Texas Eastern Transmission Corp. M-2, Transcontinental Gas Pipe Line, Leidy Line, and Tennessee Gas Pipeline Co., Zone 4-300 Leg for gas and (ii) the NYMEX West Texas Intermediate (WTI) five-year strip for oil, adjusted for regional differentials consistent with those used in the SEC pricing, and holding all other assumptions constant. The average NYMEX five-year strip weighted by production over the remaining lives of the properties was $4.457 per MMBtu of gas and the average NYMEX WTI five-year strip was $66.51 for oil. The average realized product prices weighted by production over the remaining lives of the properties would be $50.13 per barrel of oil, $27.30 per barrel of NGLs and $3.565 per Mcf of gas.

The NYMEX strip price for proved reserves and related metrics are intended to illustrate reserve sensitivities to market expectations of commodity prices and should not be confused with SEC pricing for proved reserves and do not comply with SEC pricing assumptions. The Company believes that the presentation of reserve volume and related metrics using NYMEX forward strip prices provides investors with additional useful information about the Company's reserves because the forward prices are based on the market's forward-looking expectations of oil and gas prices as of a certain date. The price at which the Company can sell its production in the future is the major determinant of the likely economic producibility of the Company's reserves. The Company hedges certain amounts of future production based on futures prices. In addition, the Company uses such forward-looking market-based data in developing its drilling plans, assessing its capital expenditure needs and projecting future cash flows. While NYMEX strip prices represent a consensus estimate of future pricing, such prices are only an estimate and are not necessarily an accurate projection of future oil and gas prices. Actual future prices may vary significantly from NYMEX prices; therefore, actual revenue and value generated may be more or less than the amounts disclosed. Investors should be careful to consider forward prices in addition to, and not as a substitute for, SEC pricing, when considering the Company's reserves.

Netherland, Sewell & Associates, Inc. an independent consulting firm hired by management, reviewed 100% of the total net natural gas, NGLs and oil proved reserves attributable to EQT as of December 31, 2022.

2023 Outlook
In 2023, the Company expects total sales volume of 1,900 – 2,000 Bcfe. The Company expects capital expenditures, excluding noncontrolling interests, to total $1,700 – $1,900 million in 2023, including $1,400 – $1,535 million planned for reserve development. Included in the 2023 capital expenditures budget is greater than $100 million of capital associated with delayed 2022 wells which are now expected to be TIL in 2023. During 2023, the Company plans to TIL 110 – 150 net wells, including 17 – 24 net wells expected to be TIL in the first quarter of 2023. Inclusive of the Company's advantaged hedge position, the Company estimates a 2023 NYMEX Henry Hub free cash flow breakeven price of approximately $1.65 per MMBtu. All guidance items exclude the impact of the pending Acquisition.

2023 Guidance

Production	Q1 2023	Full Year 2023
Total sales volume (Bcfe)	425 - 475	1,900 - 2,000
Liquids sales volume, excluding ethane (Mbbl)	2,300 - 2,500	8,900 - 9,300
Ethane sales volume (Mbbl)	1,500 - 1,600	6,500 - 6,700
Total liquids sales volume (Mbbl)	3,800 - 4,100	15,400 - 16,000

Btu uplift (MMBtu/Mcf)	1.045 - 1.055	1.045 - 1.055

Average differential ($/Mcf)	$0.00 - $0.10	($0.75) - ($0.50)

Resource Counts
Top-hole Rigs		1 – 2
Horizontal Rigs		1 – 2
Frac Crews		3 – 4

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.64 - $0.66	$0.64 - $0.66
Transmission	$0.33 - $0.35	$0.33 - $0.35
Processing	$0.09 - $0.11	$0.08 - $0.10
LOE	$0.07 - $0.09	$0.08 - $0.10
Production taxes	$0.05 - $0.07	$0.05 - $0.07
SG&A	$0.13 - $0.15	$0.13 - $0.15
Total per unit operating costs	$1.31 - $1.43	$1.31 - $1.43

Capital Expenditures ($ Millions) (a)	$475 - $525	$1,700 - $1,900

(a)Excludes capital expenditures attributable to noncontrolling interests.

Fourth Quarter and Full Year 2022 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday February 16, 2023 and will be broadcast via live webcast. To access the live audio webcast, visit the Company's investor relations website at ir.eqt.com. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of February 10, 2023)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation.

	Q1 2023(a)	Q2 2023	Q3 2023	Q4 2023	2024
Hedged Volume (MMDth)	300	305	309	296	206
Hedged Volume (MMDth/d)	3.3	3.4	3.4	3.2	0.6
Swaps – Long
Volume (MMDth)	45	41	42	14	—
Avg. Price ($/Dth)	$6.19	$4.77	$4.77	$4.77	$—
Swaps – Short
Volume (MMDth)	45	41	42	42	2
Avg. Price ($/Dth)	$2.97	$2.53	$2.53	$2.53	$2.67
Calls – Long
Volume (MMDth)	46	40	40	40	51
Avg. Strike ($/Dth)	$3.43	$2.72	$2.72	$2.72	$3.20
Calls – Short
Volume (MMDth)	238	300	303	197	255
Avg. Strike ($/Dth)	$9.42	$4.85	$4.85	$4.69	$5.07
Puts – Long
Volume (MMDth)	299	304	308	268	204
Avg. Strike ($/Dth)	$4.50	$3.39	$3.39	$3.51	$4.21
Fixed Price Sales
Volume (MMDth)	1	1	1	—	—
Avg. Price ($/Dth)	$2.43	$2.38	$2.38	$—	$—
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$(98)	$(70)	$(71)	$(92)	$(10)
(a)January 1 through March 31.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements to implement its commodity hedging strategy from time to time.

Non-GAAP Disclosures

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income (loss) attributable to EQT Corporation, excluding gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common stock outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income (loss) attributable to EQT Corporation or diluted EPS presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income (loss) attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021 (b)	2022	2021 (b)

	(Thousands, except per share information)
Net income (loss) attributable to EQT	$1,711,982	$1,804,752	$1,770,965	$(1,142,747)
(Deduct) add:
Gain on sale/exchange of long-lived assets	(5,991)	(2,710)	(8,446)	(21,124)
Impairment and expiration of leases	79,070	228,335	176,606	311,835
Impairment of contract and other assets	29,250	—	214,195	—
(Gain) loss on derivatives	(907,096)	(1,016,540)	4,642,932	3,775,042
Net cash settlements paid on derivatives	(1,254,700)	(1,361,558)	(5,927,698)	(2,091,003)
Premiums received (paid) for derivatives that settled during the period	3,731	(39,349)	(27,587)	(67,809)
Other operating expenses	18,379	16,629	57,331	70,063
(Income) loss from investments	(9,400)	(4,980)	4,931	(71,841)
Loss on debt extinguishment	944	—	140,029	9,756
Seismic data purchase	—	—	—	19,750
Non-cash interest expense (amortization)	3,492	3,470	12,987	12,581
Tax impact of non-GAAP items (a)	497,212	526,539	206,190	(504,960)
Adjusted net income attributable to EQT	$166,873	$154,588	$1,262,435	$299,543
Diluted weighted average common stock outstanding	400,122	417,113	406,495	361,421
Diluted EPS	$4.28	$4.33	$4.38	$(3.54)
Adjusted EPS	$0.42	$0.37	$3.11	$0.83

(a)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net income (loss) attributable to EQT, which resulted in blended tax rates of 24.3% and 24.2% for the three months ended December 31, 2022 and 2021, respectively, and 28.8% and 25.9% for the years ended December 31, 2022 and 2021, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.
(b)The Company adopted accounting guidance on January 1, 2022 that changed the amounts historically recorded for the Company's convertible senior notes. The amounts presented for the three and twelve months ended December 31, 2021 have been recast to reflect this adoption. See the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for further discussion.

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), excluding interest expense, income tax expense (benefit), depreciation and depletion, gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income (loss) presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(Thousands)
Net income (loss)	$1,713,839	$1,805,973	$1,780,942	$(1,141,501)
Add (deduct):
Interest expense	55,630	71,517	249,655	289,753
Income tax expense (benefit)	558,977	592,613	553,720	(428,037)
Depreciation and depletion	396,026	476,422	1,665,962	1,676,702
Gain on sale/exchange of long-lived assets	(5,991)	(2,710)	(8,446)	(21,124)
Impairment and expiration of leases	79,070	228,335	176,606	311,835
Impairment of contract and other assets	29,250	—	214,195	—
(Gain) loss on derivatives	(907,096)	(1,016,540)	4,642,932	3,775,042
Net cash settlements paid on derivatives	(1,254,700)	(1,361,558)	(5,927,698)	(2,091,003)
Premiums received (paid) for derivatives that settled during the period	3,731	(39,349)	(27,587)	(67,809)
Other operating expenses	18,379	16,629	57,331	70,063
(Income) loss from investments	(9,400)	(4,980)	4,931	(71,841)
Loss on debt extinguishment	944	—	140,029	9,756
Seismic data purchase	—	—	—	19,750
Adjusted EBITDA	$678,659	$766,352	$3,522,572	$2,331,586

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax expense (benefit), the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Cash Flows to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(Thousands)
Net cash provided by operating activities	$1,063,802	$1,170,946	$3,465,560	$1,662,448
(Increase) decrease in changes in other assets and liabilities	(441,955)	(429,910)	(99,229)	366,708
Adjusted operating cash flow	$621,847	$741,036	$3,366,331	$2,029,156
Less: Capital expenditures	(398,115)	(322,687)	(1,440,112)	(1,104,114)
Add: Capital expenditures attributable to noncontrolling interests	1,800	3,888	12,796	9,627
Free cash flow	$225,532	$422,237	$1,939,015	$934,669

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(Thousands)
Adjusted EBITDA	$678,659	$766,352	$3,522,572	$2,331,586
(Deduct) add:
Interest expense	(55,630)	(71,517)	(249,655)	(289,753)
Non-cash interest expense (amortization)	3,492	3,470	12,987	12,581
Other operating expenses	(18,379)	(16,629)	(57,331)	(70,063)
Seismic data purchase	—	—	—	(19,750)
Non-cash share-based compensation expense	11,495	7,347	45,201	28,169
Current income tax (expense) benefit	(10,136)	11	(19,108)	567
Distribution of earnings from equity method investment	11,470	4,960	50,220	14,911
Amortization and other	876	47,042	61,445	20,908
Adjusted operating cash flow	$621,847	$741,036	$3,366,331	$2,029,156
Less: Capital expenditures	(398,115)	(322,687)	(1,440,112)	(1,104,114)
Add: Capital expenditures attributable to noncontrolling interests	1,800	3,888	12,796	9,627
Free cash flow	$225,532	$422,237	$1,939,015	$934,669

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(Thousands, unless otherwise noted)
Total operating revenues	$3,479,828	$3,839,694	$7,497,689	$3,064,663
(Deduct) add:
(Gain) loss on derivatives	(907,096)	(1,016,540)	4,642,932	3,775,042
Net cash settlements paid on derivatives	(1,254,700)	(1,361,558)	(5,927,698)	(2,091,003)
Premiums received (paid) for derivatives that settled during the period	3,731	(39,349)	(27,587)	(67,809)
Net marketing services and other	(4,593)	(12,039)	(26,453)	(35,685)
Adjusted operating revenues	$1,317,170	$1,410,208	$6,158,883	$4,645,208

Total sales volume (MMcfe)	458,585	527,019	1,940,043	1,857,817
Average realized price ($/Mcfe)	$2.87	$2.68	$3.17	$2.50

Net Debt and Leverage
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Leverage is defined as net debt divided by adjusted EBITDA. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Balance Sheets to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

	December 31,
	2022	2021 (b)

	(Thousands)
Current portion of debt (a)	$422,632	$1,060,970
Senior notes	5,167,849	4,435,782
Note payable to EQM Midstream Partners, LP	88,484	94,320
Total debt	5,678,965	5,591,072
Less: Cash and cash equivalents	1,458,644	113,963
Net debt	$4,220,321	$5,477,109

(a)Pursuant to the terms of the Company's convertible senior notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of December 31, 2022 and December 31, 2021, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the subsequent quarter, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of December 31, 2022 and December 31, 2021, the net carrying value of the Company's convertible notes was included in current portion of debt in the Consolidated Balance Sheets. See the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for further discussion.
(b)The Company adopted new accounting guidance on January 1, 2022 that changed the amounts historically recorded for the Company's convertible senior notes. As of December 31, 2021, net debt increased by $106 million compared to the previously reported amount. See the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for further discussion.

PV-10
PV-10 is derived from the the Standardized Measure, which is the most directly comparable financial measure computed using GAAP. PV-10 differs from Standardized Measure because it does not include the effects of income taxes on future net revenues. The Company's management believes the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to proved reserves held by companies without regard to the specific income tax characteristics of such entities and is a useful measure of evaluating the relative monetary significance of the Company's oil and natural gas properties. Investors may utilize PV-10 as a basis for comparing the relative size and value of the Company's proved reserves to other companies. PV-10 should not be considered as a substitute for, or more meaningful than, the Standardized Measure as determined in accordance with GAAP. Neither PV-10 nor Standardized Measure represents an estimate of the fair market value of the Company's oil and natural gas properties.

The table below reconciles PV-10 to the Standardized Measure, the most comparable financial measure calculated in accordance with GAAP, as derived from the footnotes to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

	Year Ended December 31, 2022
	Proved Developed	Proved Undeveloped	Total

	(Millions)
Standardized Measure	$28,666	$11,399	$40,065
Estimated income taxes on future net revenues	7,857	3,590	11,447
PV-10	$36,523	$14,989	$51,512

Standardized Measure, reflecting five-year strip pricing as of 12/30/22	$16,697	$5,928	$22,625
Estimated income taxes on future net revenues	4,604	1,940	6,544
PV-10, reflecting five-year strip pricing as of 12/30/22	$21,301	$7,868	$29,169

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.395.2555
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be used by the Company); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates; projected breakeven prices; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the projected timing of achieving the Company’s emissions reduction goals, and the Company's ability to achieve the anticipated results of such initiatives; potential or pending acquisition transactions, including the proposed acquisition of Tug Hill and XcL Midstream, and the projected benefits and timing thereof, if at all; the amount and timing of any redemptions, repayments or repurchases of the Company’s common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted operating cash flow and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company's hedging strategy and projected margin posting obligations; the Company's tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to: volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations, and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital, including as a result of rising interest rates and other economic uncertainties; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting, and storing natural gas, natural gas liquids, and oil; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute the Company’s exploration and development plans, including as a result of inflationary pressures; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other strategic transactions, including the pending acquisition of Tug Hill and XcL Midstream. These and other risks and uncertainties are described under Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC, and in other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and except as required by law, the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(Thousands except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$2,568,139	$2,811,115	$12,114,168	$6,804,020
Gain (loss) on derivatives	907,096	1,016,540	(4,642,932)	(3,775,042)
Net marketing services and other	4,593	12,039	26,453	35,685
Total operating revenues	3,479,828	3,839,694	7,497,689	3,064,663
Operating expenses:
Transportation and processing	520,076	537,468	2,116,976	1,942,165
Production	65,632	72,680	300,985	225,279
Exploration	568	1,180	3,438	24,403
Selling, general and administrative	57,042	52,343	252,645	196,315
Depreciation and depletion	396,026	476,422	1,665,962	1,676,702
Gain on sale/exchange of long-lived assets	(5,991)	(2,710)	(8,446)	(21,124)
Impairment of contract and other assets	29,250	—	214,195	—
Impairment and expiration of leases	79,070	228,335	176,606	311,835
Other operating expenses	18,379	16,629	57,331	70,063
Total operating expenses	1,160,052	1,382,347	4,779,692	4,425,638
Operating income (loss)	2,319,776	2,457,347	2,717,997	(1,360,975)
(Income) loss from investments	(9,400)	(4,980)	4,931	(71,841)
Dividend and other income	(214)	(7,776)	(11,280)	(19,105)
Loss on debt extinguishment	944	—	140,029	9,756
Interest expense	55,630	71,517	249,655	289,753
Income (loss) before income taxes	2,272,816	2,398,586	2,334,662	(1,569,538)
Income tax expense (benefit)	558,977	592,613	553,720	(428,037)
Net income (loss)	1,713,839	1,805,973	1,780,942	(1,141,501)
Less: Net income attributable to noncontrolling interests	1,857	1,221	9,977	1,246
Net income (loss) attributable to EQT Corporation	$1,711,982	$1,804,752	$1,770,965	$(1,142,747)

Income (loss) per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	366,263	377,988	370,048	323,196
Net income (loss) attributable to EQT Corporation	$4.67	$4.77	$4.79	$(3.54)

Diluted:
Weighted average common stock outstanding	400,122	417,113	406,495	323,196
Net income (loss) attributable to EQT Corporation	$4.28	$4.33	$4.38	$(3.54)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	435,329	497,177	1,842,044	1,746,317
NYMEX price ($/MMBtu)	$6.27	$5.82	$6.64	$3.97
Btu uplift	0.36	0.28	0.35	0.20
Natural gas price ($/Mcf)	$6.63	$6.10	$6.99	$4.17

Basis ($/Mcf) (a)	$(1.02)	$(0.86)	$(0.77)	$(0.63)
Cash settled basis swaps ($/Mcf)	0.18	(0.10)	(0.02)	(0.07)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.84)	$(0.96)	$(0.79)	$(0.70)

Average adjusted price ($/Mcf)	5.79	5.14	6.20	3.47
Cash settled derivatives ($/Mcf)	(3.05)	(2.60)	(3.20)	(1.09)
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.74	$2.54	$3.00	$2.38

Natural gas sales, including cash settled derivatives	$1,194,152	$1,261,769	$5,529,963	$4,153,221

LIQUIDS
Natural gas liquids (NGLs), excluding ethane:
Sales volume (MMcfe) (b)	13,692	16,940	56,735	64,202
Sales volume (Mbbl)	2,282	2,823	9,456	10,700
NGLs price ($/Bbl)	$40.71	$55.16	$53.26	$44.50
Cash settled derivatives ($/Bbl)	(2.21)	(19.32)	(3.91)	(12.32)
Average NGLs price, including cash settled derivatives ($/Bbl)	$38.50	$35.84	$49.35	$32.18
NGLs sales, including cash settled derivatives	$87,853	$101,203	$466,664	$344,260
Ethane:
Sales volume (MMcfe) (b)	8,029	10,612	35,100	37,548
Sales volume (Mbbl)	1,338	1,768	5,850	6,258
Ethane price ($/Bbl)	$13.32	$11.93	$14.20	$8.85
Ethane sales	$17,820	$21,097	$83,096	$55,393
Oil:
Sales volume (MMcfe) (b)	1,535	2,290	6,164	9,750
Sales volume (Mbbl)	255	382	1,027	1,625
Oil price ($/Bbl)	$67.82	$68.50	$77.06	$56.82
Oil sales	$17,345	$26,139	$79,160	$92,334

Total liquids sales volume (MMcfe) (b)	23,256	29,842	97,999	111,500
Total liquids sales volume (Mbbl)	3,875	4,973	16,333	18,583
Total liquids sales	$123,018	$148,439	$628,920	$491,987

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,317,170	$1,410,208	$6,158,883	$4,645,208
Total sales volume (MMcfe)	458,585	527,019	1,940,043	1,857,817
Average realized price ($/Mcfe)	$2.87	$2.68	$3.17	$2.50

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.